RESIGNATION

November 12, 2008

World Trophy Outfitters, Inc.
5210 Fairlee Court
Anaheim Hills, CA 92807

Re: Resignation

I, Mathew Evans, do hereby resign from all of my positions held with World Trophy Outfitters, Inc., including that of sole officer and sole director.

My resignation as sole officer shall be effective on November 12, 2008. My resignation as sole director shall be effective immediately following compliance by World Trophy Outfitters, Inc. with Rule 14F-1 of the Securities Exchange Act of 1934.

Sincerely,

/s/ Mathew Evans

Mathew Evans